IDEXX Laboratories Announces First Quarter Results

-- Premium instrument placements increase 24%, supported by 35% growth in Catalyst placements

-- Achieves 14% normalized organic growth in CAG Diagnostics recurring revenues, supported by strong gains in instrument consumable and reference lab sales

-- Delivers EPS of $0.98 despite additional dollar strengthening since January guidance

-- Adjusting 2015 revenue and EPS guidance to reflect updated foreign currency impacts and expectations for 12% to 13% full-year normalized organic revenue growth

WESTBROOK, Maine, April 28, 2015 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ: IDXX) today reported revenues for the first quarter of 2015 of $382 million, an increase of 6% compared to the prior year period. Impacts from the strengthening of the US dollar reduced reported revenue growth by 6%. Normalized organic revenue growth1,2 for the quarter was 11.4%, supported by solid growth across business segments. Earnings per diluted share ("EPS") was $0.98 for the quarter, an increase of 10% compared to the prior year period despite a negative 8% growth impact related to changes in net foreign exchange rates.

"We had a solid start to the year. Expansion of our commercial capability globally drove very strong instrument placements across US and International markets, supporting continued expansion of our CAG Diagnostics recurring revenues globally," said Jonathan Ayers, the Company's Chairman and Chief Executive Officer. "During the quarter in Europe, the launch and number of placements of Catalyst One™, our next generation chemistry analyzer, has exceeded all of our expectations. This full-function and yet cost effective point of care instrument is well suited to the smaller sized clinics that are typical of our International markets."

"As we look forward, we are adjusting our full-year financial outlook to reflect the continued strengthening of the US dollar," added Ayers. "We are also revising our 2015 normalized organic revenue growth outlook by 1.5% to 12% to 13% normalized organic growth. While our growth trends remain strong in instrument consumables and reference lab sales, we are re-calibrating our outlook for rapid assay revenue growth by ~$15 million to reflect current trends, which are below our growth expectations. We are also adjusting our outlook to reflect expectations for moderated gains in our digital imaging business, as well as for revenue implications in our customer information management business of an anticipated transition in the second half of the year to a subscription-based, software-as-a-service model."

"In the US Companion Animal business, we have now completed the first quarter of our field sales expansion that is a component of our all-direct sales strategy. I am pleased with the performance of our field sales organization in this regard, particularly in the instrument and reference lab diagnostic modalities, as well as our advanced vector borne disease rapid assay tests. We know from our previous expansion in 2013 that we will see accelerated performance of our sales professionals with each passing quarter as they gain experience and deepen customer relationships in their territories."

"Our growth in CAG Diagnostics recurring revenue in North America will also benefit from several significant new product introductions, including SDMA and fecal antigen tests in the reference labs, and the total T4 slide for our Catalyst Dx® customers, all of which are on track to move to full launch in the next 90 days. And our innovation pipeline calls for other product introductions and advancements over the balance of 2015, including SaaS-based technologies in our customer information management and digital imaging systems. In early 2016 we expect to introduce a highly innovative point of care urine sediment analyzer, which replaces manual in-house microscopy or send out testing, and creates a new revenue stream for our in-house suite of diagnostic solutions. The combination of the deeper customer relationships that come with our all-direct strategy, and our continued advancement of diagnostic and information management solutions, bodes well for our growth in this attractive market for years to come."

First Quarter Financial Performance Highlights

First quarter revenue increased 6% to $382 million. Normalized organic revenue growth was 11%, or 8% adjusted for incremental margin capture3 associated with the now completed move to an all-direct sales model for US CAG Diagnostics.

  Companion Animal Group ("CAG") normalized organic revenue growth was 13% for the first quarter. Normalized CAG Diagnostics recurring organic revenue growth was 14%, including a 5% growth benefit from margin capture. Gains were driven by 22% normalized organic revenue growth in IDEXX VetLab® consumables, including a 9% growth benefit from margin capture, and 12% organic revenue growth2 in reference lab and consulting services. These gains offset softer than expected performance in rapid assay and digital imaging sales.
  Catalyst placements increased 35% and premium hematology instrument placements increased 13% in the first quarter compared to the prior year period. Instrument revenues increased 19% organically, including a 6% growth benefit from recognition of deferred revenue associated with the Catalyst One introductory offer.
  Livestock, Poultry and Dairy ("LPD") organic revenue growth was 3% for the first quarter, primarily as a result of strong global dairy and poultry product volume partially offset by lower bovine testing volume.
  Water's organic revenue growth was 6% in the first quarter, supported by higher worldwide volume including strong customer acquisitions in North America.

Operating margins were 19.0% in the first quarter, down moderately compared to prior year period margins of 19.4%. Gross profits increased 7%, reflecting a moderate increase in gross margins to 56.4% from 56.1% in the prior year period. Operating expenses increased 8% primarily due to costs associated with the all-direct US CAG Diagnostics sales strategy and other increases in global commercial resources, partly offset by the favorable impact of foreign exchange.

Financial Outlook for 2015

The Company is updating its 2015 financial guidance to reflect expectations for 12% to 13% normalized organic revenue growth and to reflect additional strengthening of the US dollar relative to foreign currencies. At current foreign exchange rates, we estimate that the effect of the stronger US dollar will adversely impact 2015 reported revenue and EPS growth by 6% and 9%, respectively. Compared to assumptions used in our prior guidance for 2015 provided during our fourth quarter earnings call on January 30, 2015, the continued strengthening of the US dollar has the effect of lowering projected revenue by approximately $15 million and EPS by $0.05 per share. We are also updating our free cash flow forecast to reflect expectations for higher capital spending in support of business growth.

The Company provides the following updated guidance for 2015:

Amounts in millions except per share data and percentages
	Guidance Range	Growth Definition	Year-over-Year Growth
Revenue	$1,600 - $1,620	Normalized Organic Revenue Growth[2]	12% to 13%
		Normalized Organic Revenue Growth, Excluding Margin Capture[3]	8.5% to 9.5%
		Reported	8% to 9%
EPS	$4.14 - $4.24	Adjusted Reported	4% to 6%[4] 16% to 18%
Free Cash Flow[5]	80% - 90% of net income
Capital Expenditures	~$100

The guidance above reflects the assumptions that the value of the US dollar relative to other currencies will remain at our current assumptions of the euro at $1.08, the British pound at $1.48, the Canadian dollar at $0.79, the Australian dollar at $0.76 and the Japanese yen at ¥120 to the US dollar for the remainder of 2015. Our full year financial outlook includes the benefit of hedge contracts which favorably impact EPS by approximately $0.33 per share.

The favorable deferred revenue impact of our Catalyst One introductory offer is expected to increase revenue growth for the full year 2015 by approximately 0.5%.

We expect an effective tax rate of 30%. This outlook has not assumed that the federal R&D tax credit, which benefited EPS by $0.065 per share in 2014, will be renewed in 2015.

We are projecting a reduction in weighted average shares outstanding of approximately 7.0% to 7.5%, and interest expense, net of interest income, of approximately $28 million reflecting current and projected borrowings.

Adjustments to EPS for 2014 used for calculating adjusted EPS growth are summarized in the table below:

Earnings per share: Diluted (as Reported)	$3.58

Incremental expenses associated with transition to an all-direct sales strategy
- Non-recurring transition costs	0.12
- Expense ramp-up in advance of transition to new sales strategy	0.06

Impact of distributor inventory drawdown	0.27
Non-recurring income tax benefit related to the deferral of intercompany profits	(0.04)

Adjusted earnings per share: Diluted[4]	$3.99

Statement Regarding Non-GAAP Financial Measures

The following provides information regarding certain measures used in this earnings release that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America ("GAAP"), otherwise referred to herein as non-GAAP financial measures. To supplement the Company's consolidated results presented in accordance with GAAP, the Company has disclosed non-GAAP financial measures that exclude or adjust certain items. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors' evaluation of the Company's business performance and are useful for period-over-period comparisons of the performance of the Company's business. While management believes that these non-GAAP financial measures are useful in evaluating the Company's business, this information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures reported by other companies. See the notes to this earnings release for information regarding these non-GAAP financial measures and the reconciliations included in the notes and elsewhere in this earnings release for a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Conference Call and Webcast Information

IDEXX Laboratories, Inc. will be hosting a conference call today at 8:30 a.m. (Eastern) to discuss its first quarter results and management's outlook. To participate in the conference call, dial 1-800-230-1951 or 1-612-332-0107 and reference confirmation code 357408. An audio replay will be available through Tuesday, May 5, 2015 by dialing 1-320-365-3844 and referencing replay code 357408.

The call will also be available via live or archived webcast on the IDEXX Laboratories' website at www.idexx.com and will be available for one year.

Annual Meeting

IDEXX Laboratories, Inc. today announced that it will host a simultaneous webcast of its Annual Meeting of Stockholders, to be held on Wednesday, May 6, 2015, at 10:00 a.m. (Eastern) at the Portland Marriott Hotel, 200 Sable Oaks Drive, South Portland, Maine.

Chairman and Chief Executive Officer Jonathan Ayers will chair the meeting. Investors may listen to live audio of the Annual Meeting via a link on the Company's website, www.idexx.com. An archived edition of the meeting will be available after 1:00 p.m. (Eastern) on that day via the same link and will be available for 14 days.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 6,000 people and offers products to customers in over 175 countries.

1All references to growth and organic growth refer to growth compared to the equivalent period in 2014.

2Normalized organic revenue growth and organic revenue growth are non-GAAP financial measures. Management believes that reporting organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue performance with prior and future periods and to the performance of our peers. Organic revenue growth for the first quarter of 2015 excludes the impact of changes in foreign currency exchange rates, which had a 6% unfavorable impact on revenue growth, and revenue from business acquisitions, which contributed 0.5% to revenue growth. See the supplementary analysis of results below for a reconciliation of reported revenue growth to organic revenue growth for the three months ended March 31, 2015. Management also believes that reporting normalized organic revenue growth provides useful information to investors by facilitating easier comparisons of our revenue growth performance with prior and future periods. Normalized organic revenue growth excludes the impact of changes in our significant distributors' inventory levels on organic revenue growth. When selling our products through distributors, changes in distributors' inventory levels can impact our reported sales, and these changes may be affected by many factors, which may not be directly related to underlying end-user demand for our products. Effective January 1, 2015, we fully transitioned to an all-direct sales strategy in the US, however changes in prior year US distributors' inventory levels can still impact current year reported growth results. In certain countries internationally, we continue to sell our products through third party distributors. Although we are unable to obtain data for sales to end users from certain less significant non-US third party distributors, we do not believe the impact of changes in these distributors' inventories had or would have a material impact on our growth rates in the relevant periods. Reconciliation of organic revenue growth to normalized organic revenue growth for the first quarter of 2015 includes the following positive/(negative) impacts to organic revenue growth from changes in our significant distributors' inventory levels; Total Company 0.2%, US 0.1%, International 0.4%, CAG 0.2%, CAG Diagnostics Recurring 0.3%, VetLab consumables 1.8%, VetLab service and accessories 0.4%, and Rapid Assay (1.9%).

3Normalized organic revenue growth excluding margin capture is a non-GAAP financial measure. Management believes that reporting normalized organic revenue growth excluding margin capture provides useful information to investors by facilitating easier comparisons of our normalized organic revenue growth performance with prior and future periods. Normalized organic revenue growth excluding margin capture is normalized organic revenue growth as described in the footnote 2 above, adjusted to exclude the impact of margin gained from selling our products directly to our US based customers as opposed to through third party distributors. Reconciliation of normalized organic revenue growth to normalized organic revenue growth excluding margin capture for the first quarter of 2015 includes the following positive impacts to organic revenue growth from margin capture; Total Company 3.2%, US 5.3%, International 0.0%, CAG 3.9%, CAG Diagnostics Recurring 4.5%, VetLab consumables 8.9%, VetLab service and accessories 1.0%, and Rapid Assay 9.1%.

4Adjusted EPS and Adjusted EPS growth are non-GAAP financial measures. Management believes that reporting Adjusted EPS provides useful information to investors by facilitating easier comparisons of our EPS performance with prior and future periods. For the total year projected 2015 comparison to 2014, 2014 excludes impacts in the second half of 2014 related to the all-direct transition and a non-recurring income tax benefit related to the deferral of intercompany profits recorded in the third quarter of 2014. See table above for a reconciliation of 2014 EPS adjustments.

5Free cash flow is a non-GAAP financial measure and means, with respect to a measurement period, the cash generated from operations during that period, excluding tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. See the supplementary analysis of results below for our calculation of free cash flow for the three months ended March 31, 2015 and 2014. With respect to this particular forward-looking projected non-GAAP financial measure, the Company is unable to provide a quantitative reconciliation as the inputs to the measurement are difficult to predict and estimate and are primarily dependent on future events.

Note Regarding Forward-Looking Statements

This earnings release contains statements about the Company's business prospects and estimates of the Company's financial results for future periods that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included above under "Financial Outlook for 2015" and elsewhere and can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. Our forward-looking statements include statements relating to our revenue growth and EPS outlooks; free cash flow forecast; projected impact of currency exchange rates; projected capital expenditures, weighted average shares outstanding and interest expense; and product launches. These statements are based on management's expectation of future events as of the date of this earnings release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the Company's ability to successfully execute its strategy, including supporting its all-direct sales strategy in the US; the Company's ability to develop, manufacture, introduce and market new products and enhancements to existing products; the Company's ability to achieve cost improvements in its worldwide network of laboratories and in the manufacture and service of in-clinic instruments; the Company's ability to identify acquisition opportunities, complete acquisitions and integrate acquired businesses; disruptions, shortages or pricing changes that affect the Company's purchases of products and materials from third parties, including from sole source suppliers; the effectiveness of the Company's sales and marketing activities; the Company's ability to manufacture complex biologic products; the impact of a change to our relationship with the Company's distributors; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; the Company's ability to manage the risks associated with the use of distributors to sell the Company's products; the impact of increased competition from existing and new technologies and technological advances by our competitors; the promotion and sale of our competitors' products by our former US distribution partners; the effect of government regulation on the Company's business, including government decisions about whether and when to approve the Company's products and decisions regarding labeling, manufacturing and marketing products; the impact of veterinary hospital consolidation, and the prevalence of buying consortiums on the markets for the Company's products; the Company's ability to obtain patent and other intellectual property protection for its products, successfully enforce its intellectual property rights and defend itself against third party claims against the Company; changes in testing patterns or practices in veterinary medicine that affect the rate of use of the Company's products and services by veterinarians; a failure or perceived failure to comply with regulations and our policies regarding the privacy and protection of user data; the effect of any strengthening of the rate of exchange for the US dollar; the effect of any adverse changes in the financial markets on the value of the Company's investment portfolio; the impact of a weak economy on demand for the Company's products and services or increased customer credit risk; the effects of operations outside the US, including from currency fluctuations, different regulatory, political and economic conditions, and different market conditions and local business and cultural factors; the impact of the Company's limited experience and small scale in the human point-of-care market; the effects of interruptions to the Company's operations due to natural or man-made disasters, system failures or disruptions or security breaches; the effect on the Company's stock price if quarterly or annual operating results do not meet expectations of market analysts or investors in future periods; potential exposures related to our worldwide provision for income taxes and the potential loss of tax incentives; and the Company's ability to obtain financing on favorable terms. A further description of these and other factors can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015,in the sections captioned "Risk Factors," as well as the Company's other periodic reports filed or to be filed with the Securities and Exchange Commission.

Contact: Ed Garber, Director, Investor Relations, 1-207-556-8155

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Operations
Amounts in thousands except per share data (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2015	2014
Revenue:	Revenue	$ 382,477	$ 360,203
Expenses and
Income:	Cost of revenue	166,933	158,106
	Gross profit	215,544	202,097
	Sales and marketing	75,136	67,848
	General and administrative	42,599	41,089
	Research and development	25,006	23,114
	Income from operations	72,803	70,046
	Interest expense, net	(5,879)	(2,303)
	Income before provision for income taxes	66,924	67,743
	Provision for income taxes	20,346	21,150
Net Income:	Net income	46,578	46,593
	Less: Noncontrolling interest in subsidiary's
	earnings	(16)	8
	Net income attributable to stockholders	$ 46,594	$ 46,585
	Earnings per share: Basic	$ 0.99	$ 0.90
	Earnings per share: Diluted	$ 0.98	$ 0.89
	Shares outstanding: Basic	47,140	51,617
	Shares outstanding: Diluted	47,761	52,338

IDEXX Laboratories, Inc. and Subsidiaries
Selected Operating Information(Unaudited)

		Three Months Ended
		March 31,	March 31,
		2015	2014
Operating	Gross profit	56.4%	56.1%
Ratios (as a	Sales, marketing, general and
percentage of	administrative expense	30.8%	30.2%
revenue):	Research and development expense	6.5%	6.4%
	Income from operations[1]	19.0%	19.4%

[1]Amounts presented may not recalculate due to rounding.

IDEXX Laboratories, Inc. and Subsidiaries
Segment Information
Amounts in thousands (Unaudited)

		Three Months Ended		Three Months Ended
		March 31,	Percent of	March 31,	Percent of
		2015	Revenue	2014	Revenue
Revenue:	CAG	$ 324,531		$ 298,728
	Water	21,698		21,421
	LPD	31,270		34,211
	Other	4,978		5,843
	Total	$ 382,477		$ 360,203

Gross Profit:	CAG	$ 175,845	54.2%	$ 163,516	54.7%
	Water	15,246	70.3%	13,931	65.0%
	LPD	19,003	60.8%	21,854	63.9%
	Other	2,601	52.2%	3,401	58.2%
	Unallocated Amounts	2,849	N/A	(605)	N/A
	Total	$ 215,544	56.4%	$ 202,097	56.1%

Income from
Operations:	CAG	$ 52,429	16.2%	$ 54,004	18.1%
	Water	9,459	43.6%	8,116	37.9%
	LPD	5,951	19.0%	8,320	24.3%
	Other	(194)	(3.9%)	589	10.1%
	Unallocated Amounts	5,158	N/A	(983)	N/A
	Total	$ 72,803	19.0%	$ 70,046	19.4%

IDEXX Laboratories, Inc. and Subsidiaries
Revenues and Revenue Growth Analysis by Product and Service Categories and by Domestic and International Markets
Amounts in thousands (Unaudited)

	Three Months Ended
Net Revenue	March 31, 2015	March 31, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG	$324,531	$298,728	$25,803	8.6%	(5.5%)	0.6%	13.5%
Water	21,698	21,421	277	1.3%	(5.0%)	-	6.3%
LPD	31,270	34,211	(2,941)	(8.6%)	(11.4%)	-	2.8%
Other	4,978	5,843	(865)	(14.8%)	(1.1%)	-	(13.7%)
Total	$382,477	$360,203	$22,274	6.2%	(5.9%)	0.5%	11.6%

	Three Months Ended
Net Revenue	March 31, 2015	March 31, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

United States	$235,408	$207,594	$27,814	13.4%	-	0.2%	13.2%
International	147,069	152,609	(5,540)	(3.6%)	(13.8%)	1.0%	9.2%
Total	$382,477	$360,203	$22,274	6.2%	(5.9%)	0.5%	11.6%

	Three Months Ended
Net CAG Revenue	March 31, 2015	March 31, 2014	Dollar Change	Percentage Change	Percentage Change from Currency[1]	Percentage Change from Acquisitions[2]	Organic Revenue Growth[3]

CAG Diagnostics recurring revenue:	$278,766	$255,865	$22,901	9.0%	(5.5%)	0.4%	14.1%
VetLab consumables	98,392	84,321	14,071	16.7%	(6.7%)	-	23.4%
VetLab service and accessories	13,530	13,055	475	3.6%	(5.9%)	-	9.5%
Rapid assay products	43,637	43,059	578	1.3%	(2.7%)	-	4.0%
Reference laboratory diagnostic and consulting services	123,207	115,430	7,777	6.7%	(5.8%)	0.9%	11.6%
CAG Diagnostics capital - instruments	20,113	18,603	1,510	8.1%	(11.1%)	-	19.2%
Customer information management and digital imaging systems	25,652	24,260	1,392	5.7%	(0.7%)	3.2%	3.2%
Net CAG revenue	$324,531	$298,728	$25,803	8.6%	(5.5%)	0.6%	13.5%

[1] The percentage change from currency is a non-GAAP financial measure. This measure represents the percentage change in revenue resulting from the difference between the average exchange rates during the three months ended March 31, 2015 and the same period of the prior year applied to foreign currency-denominated revenues for the three months ended March 31, 2014.

[2] The percentage change from acquisitions is a non-GAAP financial measure. This measure represents the percentage change in revenue during the three months ended March 31, 2015 compared to the three months ended March 31, 2014 attributed to acquisitions subsequent to December 31, 2013.

[3]Organic revenue growth is a non-GAAP financial measure and represents the percentage change in revenue during the three months ended March 31, 2015 compared to the three months ended March 31, 2014 net of acquisitions and the effect of changes in foreign currency exchange rates.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Balance Sheet
Amounts in thousands (Unaudited)

					March 31,	December 31,
					2015	2014
Assets:		Current Assets:
		Cash and cash equivalents			$ 182,160	$ 322,536
		Marketable securities			139,215	-
		Accounts receivable, net			196,231	152,380
		Inventories			173,370	160,342
		Other current assets			117,933	124,140
		Total current assets			808,909	759,398
		Property and equipment, net			309,827	303,587
		Other long-term assets, net			312,278	321,226
		Total assets			$ 1,431,014	$ 1,384,211
Liabilities and
Stockholders'
Equity:		Current Liabilities:
		Accounts payable			$ 44,183	$ 44,743
		Accrued liabilities			177,942	195,351
		Debt			549,500	549,000
		Deferred revenue			31,820	31,812
		Total current liabilities			803,445	820,906
		Long-term debt			500,000	350,000
		Other long-term liabilities			93,490	95,716
		Total long-term liabilities			593,490	445,716

	Total stockholders' equity				34,022	117,516
	Noncontrolling interest				57	73
	Total equity				34,079	117,589
	Total liabilities and stockholders' equity				$ 1,431,014	$ 1,384,211

IDEXX Laboratories, Inc. and Subsidiaries
Selected Balance Sheet Information(Unaudited)

		March 31,	December 31,	September 30,	June 30,	March 31,
		2015	2014	2014	2014	2014
Selected
Balance Sheet	Days sales outstanding[1]	41.6	40.6	39.2	40.8	42.8
Information:	Inventory turns[2]	1.6	1.7	1.8	1.8	1.8

[1] Days sales outstanding represents the average of the accounts receivable balances at the beginning and end of each quarter divided by revenue for that quarter, the result of which is then multiplied by 91.25 days.

[2] Inventory turns represent inventory-related cost of product sales for the twelve months preceding each quarter-end divided by the inventory balance at the end of the quarter.

IDEXX Laboratories, Inc. and Subsidiaries
Consolidated Statement of Cash Flows
Amounts in thousands (Unaudited)

		Three Months Ended
		March 31,	March 31,
		2015	2014
Operating:	Cash Flows from Operating Activities:
	Net income	$ 46,578	$ 46,593
	Non-cash charges	21,995	17,014
	Changes in assets and liabilities	(75,504)	(23,342)
	Tax benefit from share-based compensation arrangements	(7,713)	(6,747)
	Net cash (used) provided by operating activities	(14,644)	33,518
Investing:	Cash Flows from Investing Activities:
	Purchases of property and equipment	(23,017)	(11,298)
	Purchase of marketable securities	(140,448)	-
	Proceeds from the sale and maturities of marketable securities	3,228	-
	Acquisition of intangible asset	-	(175)
	Acquisitions of businesses, net of cash acquired	(383)	(1,161)
	Net cash used by investing activities	(160,620)	(12,634)
Financing:	Cash Flows from Financing Activities:
	Borrowings on revolving credit facilities, net	500	38,000
	Issuance of long-term debt	150,000	-
	Payment of notes payable	-	(253)
	Repurchases of common stock	(133,647)	(70,279)
	Debt issue costs	(90)	(139)
	Proceeds from the exercise of stock options and employee stock purchase plans	12,325	10,964
	Tax benefit from share-based compensation arrangements	7,713	6,747
	Net cash provided (used) by financing activities	36,801	(14,960)
	Net effect of changes in exchange rates on cash	(1,913)	1,221
	Net (decrease) increase in cash and cash equivalents	(140,376)	7,145
	Cash and cash equivalents, beginning of period	322,536	279,058
	Cash and cash equivalents, end of period	$ 182,160	$ 286,203

IDEXX Laboratories, Inc. and Subsidiaries
Free Cash Flow[1]
Amounts in thousands (Unaudited)
		Three Months Ended
		March 31,	March 31,
		2015	2014
Free Cash
Flow:	Net cash (used) provided by operating activities	$ (14,644)	$ 33,518
	Financing cash flows attributable to tax benefits from share-based compensation arrangements	7,713	6,747
	Purchases of property and equipment	(23,017)	(11,298)
	Free cash flow	$ (29,948)	$ 28,967

[1] Free cash flow is a non-GAAP financial measure and is calculated from cash generated from operations, excluding tax benefits attributable to share-based compensation arrangements, reduced by the Company's investments in fixed assets. Management believes free cash flow is a useful measure because it indicates the cash the operations of the business are generating after appropriate reinvestment for recurring investments in fixed assets that are required to operate the business. Management also believes this is a common financial measure useful to further evaluate the results of operations.

IDEXX Laboratories, Inc. and Subsidiaries
Common Stock Repurchases
Amounts in thousands except per share data (Unaudited)
		Three Months Ended
	March 31,	March 31,
	2015	2014
Share repurchases during the period	890	616
Average price paid per share	$ 155.70	$ 122.17

Shares remaining under repurchase authorization as of March 31, 2015 totaled 2,222,294.
Share repurchases include shares surrendered by employees in payment for the minimum required withholding taxes due on the vesting of restricted stock units and the settlement of deferred stock units.

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